EXHIBIT 1

Convocation Notice of the 16th

Ordinary General Meeting of Shareholders

of

Internet Initiative Japan Inc.

This document is the English translation of the “Convocation notice of the 16th ordinary general meeting of shareholders” (“Dai ju-rokukai teiji kabunushi sokai shoshu gotsuchi”) of Internet Initiative Japan Inc. (“IIJ” or “the Company”) to be held on June 27, 2008.

CAUTIONARY NOTES

Note 1:
This document contains forward-looking statements (within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934) about our future plans that involve known and unknown risks, uncertainties and other factors.  Such risks, uncertainties, and other factors include, in particular, the factors set forth in “Item 3.D: Risk Factors” of our Annual Report on Form 20-F dated July 6, 2007 which has been filed with the U.S. Securities and Exchange Commission.  Such risks, uncertainties and other factors may cause our actual results, performance, achievements or financial position to be materially different from any future results, performance, achievement or financial position expressed or implied by these forward-looking statements.

Note 2:
This document has been prepared pursuant to the requirements of the Corporation Law of Japan. Consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. Non-consolidated financial statements included in this document are non-consolidated base which differ from consolidated ones which IIJ should file with the U.S. Securities and Exchange Commission as Form 20-F.

Note 3:
The ADRs holders shall instruct The Bank of New York to exercise its voting right represented by the shares underlying their ADRs but they may only provide their instructions to The Bank of New York. Otherwise, they are not entitled to exercise any voting right unless they cancel their ADRs and withdraw the shares.  This means they may not be able to exercise any voting right for IIJ and attend the ordinary general meeting of shareholders of IIJ.

June 9, 2008
TO OUR SHAREHOLDERS:
Koichi Suzuki
Representative Director
Internet Initiative Japan Inc.
1-105 Kanda Jinbo-cho,
Chiyoda-ku, Tokyo, Japan

CONVOCATION NOTICE OF
THE 16TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

You are hereby requested to attend the 16th ordinary general meeting of shareholders of Internet Initiative Japan Inc. (“IIJ” or “the Company”,) which is to be held as stated below.
In the event you are unable to attend the meeting, after reviewing the referential documents below, you may exercise your voting rights by indicating approval or disapproval on the voting form attached hereto and sending it or by accessing the voting web site containing the voting form. The voting form through the Internet must be received by 5:30 p.m., Thursday, June 26, 2008 at the latest.

1. Date and Time:	10:00 a.m., Friday, June 27, 2008

2. Place:	KKR Hotel Tokyo
11th floor, Room Kujaku
1-4-1 Otemachi, Chiyoda-ku, Tokyo, Japan

3. Agenda of the Meeting:

Subjects to be Reported:

1.
Business report, consolidated financial statements and a report on the audit results of consolidated financial statements by the accounting auditors and the board of company auditors for the 16th term (from April 1, 2007 to March 31, 2008)

2.	Non-consolidated financial statements for the 16th term (from April 1, 2007 to March 31, 2008)

Subjects to be Resolved:

Item 1: Appropriation of Retained Earnings
Item 2: Partial Amendments to the Articles of Incorporation
Item 3: Election of Eight Directors
Item 4: Election of Three Auditors
Item 5: Grant of Bonus to Directors
Item 6: Amendment to the Amount of Remuneration, etc. given to Directors and Auditors
Item 7: Grant of Retirement Allowance to a Retired Director

  4.       Notice to Shareholders

With regard to the documents attached hereto, if there are any changes to be notified to the shareholders up to the day prior to the ordinary general meeting of shareholders, you may be notified by mail or IIJ’s web site at http://www.iij.ad.jp/IR/ .(Japanese only)

(Attachment)

Business Report for the 16th Fiscal Year

1. Matters Regarding the Current Status of the IIJ Group
(1) Progress and Results of the Business

In the fiscal year ended March 31, 2008 (“FY2007”), personal spending and capital expenditures almost flattened and the corporate earnings showed a weak aspect. The recovery of the Japanese economy has come to a standstill. As for the near future, IIJ Group (“the Group”) is recognizing increasing risk of slow down in the Japanese economy, adversely affected by the recession in the U.S. economy, the fluctuation in stock and foreign exchanges and the trend in crude oil prices.

In the data telecommunications market where the Group belongs to, we believe strong demands for network and outsourcing services will continue, as it is indispensable for corporate to utilize information technology, while we need to pay attention to an affect in corporate earnings.

In such market environment, the Group continued to develop reliable and highly value-added network-related services mainly for large and medium-sized corporate users and governmental organizations and provided them as total network solution. In FY2007, the Group continued to focus on increasing monthly recurring revenues from internet connectivity and value-added services (“VAS”) and systems operation and maintenance, to strengthen its base for stable mid- and long- term growth. Monthly recurring revenues increased by 23.7% compared to the fiscal year ended March 31, 2007 (“FY2006”). Additional revenues from hi-ho Inc. (“hi-ho”), which became IIJ’s wholly owned consolidated subsidiary in June 2007, have also contributed to the growth in monthly recurring revenues. These increase in monthly recurring revenues contributed to the improvement of operating income, and the Group succeeded to achieve stable growth. As for systems construction, demands from our clients for network systems construction have been strong and we have had a remarkable large-scaled application development project in the third quarter of FY2007. As a result of the continuous increase in revenues, operating margin increased significantly by 36.0% year-over-year.

In addition, for mid- and long- term growth, the Group continued to actively engage in new business developments. We started “IIJ Mobile”, mobile data telecommunications services for corporate users under a scheme of Mobile Virtual Network Operator (“MVNO”). We have also started to provide content distribution platform for “acTVila”, an on-line video distribution service for digital televisions in Japan. We began the preparation for the establishment of an incubation business to help develop and support Internet-related new technologies and businesses. We established GDX Japan Inc. (“GDX”), IIJ’s consolidated subsidiary that provides new generation messaging network services and also Trust Networks Inc. (“Trust Networks”), IIJ’s consolidated subsidiary that operates ATM networks. We have also started to prepare for the establishment of On-Demand Solutions Inc. (“On-Demand Solutions”), IIJ’s consolidated subsidiary that provides print-on-demand business for financial industry.

As a result of the above, revenues of the Group for FY2007 increased by 17.1% to JPY 66,835 million compared to FY2006. Cost of revenues increased by 15.0% to JPY 52,883 million, due to additional cost from newly acquired hi-ho, and the increase in cost of revenues from connectivity and VAS and systems integrations (“SI”) along with the increase of revenues from each service. Gross margin increased by 25.8% to JPY 13,953 million compared to FY2006. Sales and marketing and general and administrative expenses increased by 20.8% to JPY 8,953 million compared to FY2006, mainly due to an addition of sales expenses of hi-ho and an increase in personnel related expenses and advertising expenses. Operating income increased by 36.0% to JPY 4,759 million compared to FY2006 despite of the initial cost for new business development of JPY303 million. Operating margin ratio continued to increase to 7.1%. Income from operations before income tax benefit, minority interests and equity in net loss of equity method investees decreased by 13.6% to JPY 4,362 million compared to FY2006, mainly due to the decrease in gains from the sales of available-for-sale securities and the impairment loss on equity securities (net) which was a loss of JPY 71 million in FY2007 where as in FY2006 was a gain of JPY 1,867 million. Net income decreased by 4.3% to JPY 5,177 million compared to FY2006, while deferred income tax benefit of JPY 1,653 million was recorded resulting from a reduction of the valuation allowance against deferred income tax assets related to tax operating loss carryforwards and others.

The status of our business by the type of services is as below:

  [Connectivity and value-added services]

Revenues from connectivity and VAS increased by 28.5% to JPY 31,303 million compared to FY2006. The increase was mainly due to an increase of contracted bandwidth for Internet connectivity services for corporate users, a continuous increase in the number of contracts for connectivity and VAS and an addition of JPY 3,765 million from revenues from hi-ho. Especially, the Group saw a significant shift in higher speeds among corporate users and the number of contracts for over 1Gbps increased to 70 contracts. As for VAS, the Group saw a strong demand for outsourcing services such as email security services including “IIJ Secure MX Service”, securities related services and data center services. The number of contracted email accounts for email security services at the end of 4Q07 exceeded 700,000 accounts compared to the approximately 200,000 accounts of 4Q06. Cost of revenues from connectivity and VAS increased by 26.7% to JPY 26,040 million compared to FY2006, mainly due to an increase in network related, data center related and personal costs along with the increase in revenues and an addition of JPY 3,925 million in costs of revenues related to hi-ho. Gross margin from connectivity and VAS increased by 38.2% to JPY 5,263 million compared to FY2006, and gross margin ratio increased by 1.2 points to 16.8% compared to FY2006.

[Systems integration]

Revenues from SI increased by 11.4% to JPY 34,018 million compared to FY2006, due to an increase in both one-time revenues from systems construction and recurring revenues from systems operation and maintenance. As for systems construction, the Group saw a strong demand for network construction projects and it had completion of a large-scaled application development project. As for systems operation and maintenance which has relatively higher gross margin ratio, revenues increased continuously since systems construction projects are followed by systems operation and maintenance contracts which accumulates as recurring revenues. Cost of revenues from systems integration increased by 8.6% to JPY 25,543 million compared to FY2006, mainly due to an increase in network operation costs, outsourcing and personnel costs along with an increase in revenues. Gross margin for SI increased by 21.1% to JPY 8,475 million and gross margin ratio was 24.9%, an increase of 2.0points compared to FY2006.

  [Equipment sales]

For equipment sales, the Group purchase and sell equipment by requests from its customers. Revenues from equipment sales decreased by 30.3% to JPY 1,515 million yen compared to FY2006 and cost of revenues from equipment sales decreased by 31.3% to JPY 1,300 million compared to FY2006. Gross margin increased by 14.2% to JPY 215 million compared to FY2006 and gross margin ratio was 1.3points.

 (2) Capital Expenditures

The Group’s capital expenditures mainly consist of; the purchase of network-related equipment necessary for network operation, the purchase of network-related equipment for customer network and equipments, and the development of operational systems that support the Group’s services. The Group’s general policy is to lease them rather than owning them as property and equipment. Total amount of capital expenditures in FY2007, including capital leases was JPY 6,078 million.

  (3) Financing

IIJ acquired the shares of its consolidated subsidiaries, IIJ Technology Inc. (“IIJ-Tech”) and Net Care, Inc. (“Net Care”) from their minority shareholders to make them its wholly owned consolidated subsidiaries. For the acquisition, IIJ had proceeds of JPY 5,000 million from issuance of short-term borrowings from banks in June 2007, of which JPY 3,000 million was repaid within FY2007. IIJ also newly issued 2,178 shares of common stock for the acquisition through share exchanges.

  (4) Transfers of Business, Split-offs or Spin-offs

There is nothing to report on this subject.

  (5) Transfers of Business from Other Companies

In June 2007, IIJ acquired all the shares of common stock of hi-ho for JPY 1,200 million, a company which was newly established as a result of a spin-off of Internet services provider business for home users and solutions business for corporate users from Panasonic Network Services, Inc.

  (6) Succession to the Rights and Responsibilities of Other Companies through Mergers and Acquisitions

There is nothing to report on this subject.

  (7) Acquisition or Disposal of Shares and Other Equities or Warrants of Other Companies

To optimize the Group’s business, IIJ made its consolidated subsidiaries, IIJ-Tech and Net Care, its wholly owned consolidated subsidiaries. IIJ acquired all the shares of common stock of hi-ho and made it its wholly owned consolidated subsidiary. IIJ established GDX (the amount of investment: JPY 300 million, ownership: 51.0%) and Trust Networks (the amount of investment: JPY 500 million, ownership: 60.2%) and made them its consolidated subsidiaries. IIJ invested JPY 235 million in Taihei Computer Co., Ltd, which manages customer loyalty reward program systems and made it its equity-method investee (ownership: 45%).

  (8) Issues that the Group Faces

The Group regards it important to develop reliable and competitive services in a timely manner and provide them promptly to its customers, to meet the needs of corporate users and governmental organizations for network systems and achieve its continuous growth. It is necessary for the Group to expand its business fields by developing new businesses for middle- and long-term business expansion. It is essential for us to strengthen the Group’s management structure to maximize our potential and to do its business more effectively.

 To achieve these, the Group regards it very critical to acquire qualified personnel and train them continuously. The number of employees as of the end of FY2007 on a consolidated basis (including contract workers, excluding part-timer) increased by 218 to 1,373 compared to the end of FY2006. Especially, the Group actively acquired new graduates and the number of new graduates in FY2007 was 83.

As for sales activities, the Group regards it important to propose and provide its Internet connectivity services, VAS and SI comprehensively as tailor-made solutions to our customers. It is also necessary for us to increase revenues per customer and improve its profits continuously. In addition, it is indispensable to make efforts to strengthen its service development and sales structure.

As for new business development, the Group has prepared plans and has established new companies in FY2007. It is expected that those new companies, in the coming years, will have a negative impact on the Group’s consolidated financial results in terms of profits. However, the Group will make the best effort to establish those new businesses as planned and make them a positive factor to the consolidated revenues and profits in the coming years.

With the effort to continuously expand its existing business and by developing new businesses, the Group would like to achieve over JPY 100 billion in revenues and JPY 10 billion in operating income around FY2010, as the Group’s middle-term target.

The shareholders’ continued support will be very much appreciated.

  (9) Trend of Assets and Income
(JPY thousands except per share data)
	13th fiscal year	14th fiscal year	15th fiscal year	16th fiscal Year
	FY2004	FY2005	FY2006	FY2007
Revenues	41,702,567	49,812,584	57,054,581	66,835,299
Operating income	1,247,651	2,411,144	3,500,272	4,759,364
Net income	2,906,269	4,753,570	5,409,713	5,176,589
Net income per share	JPY 75,858	JPY 24,301	JPY 26,519	JPY 25,100
Total assets	37,116,471	50,704,989	47,693,004	55,702,546
Total shareholders’ equity	11,615,073	20,221,938	20,112,004	24,980,713
Total shareholders’ equity per share	JPY 303,171	JPY 99,132	JPY 98,592	JPY 120,985

  (Notes)
1. IIJ’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States.

2. IIJ conducted a 1 to 5 stock split effective on October 11, 2005. As stated below, the per share data is calculated based on the assumption that the stock split was made at the beginning of the fiscal year ended March 31, 2005.

13th fiscal year
FY2004
Net income per share	JPY 15,172
Total shareholders’ equity per share	JPY 60,634

3. Net income per share is calculated based on the basic weighted-average number of common shares outstanding during the fiscal year.

4. Total shareholders’ equity per share is calculated based on the total number of common shares outstanding at the end of each fiscal year except for the 15th fiscal year. The total shareholders’ equity per share for the 15th fiscal year was calculated based on the basic weighted-average number of common shares outstanding during the fiscal year as our equity-method investee which owned IIJ shares treated as treasury stock had been excluded from our equity-method investee right before the end of the fiscal year. Total shareholders’ equity per share calculated based on the total number of common shares outstanding at  the 15th fiscal year is JPY 98,443.

(10) Items of the Principal Parent Companies and Subsidiaries

Principal Subsidiaries
Name of company	Common stock (JPY thousands)	Ownership	Primary business
IIJ Technology Inc.	2,358,126	100.0%	Design, development, construction and operation and maintenance of systems
IIJ Financial Systems Inc.	50,000	100.0%	Systems integration and operation and maintenance for securities firms
Trust Networks Inc.	325,000	60.2%	Operation of ATM networks
Net Care, Inc.	400,000	100.0%	Operation and monitoring of network systems, customer service support and call centers
Net Chart Japan, Inc.	55,000	100.0%	Development of networks, operating services and sell of network-related equipment
hi-ho Inc.	100,000	100.0%	Provision of Internet connectivity services for home users and solutions for corporate users
GDX Japan Inc.	160,000	51.0%	Provision of message exchange network services
IIJ America Inc.	USD2,530,000	100.0%	Operation of backbone networks and provision of Internet connectivity services in the U.S.

(Notes)
  1.IIJ’s ownership in IIJ America Inc. (“IIJ-A”) includes indirect ownership. All of IIJ’s ownership in
   IIJ Financial systems Inc. (“IIJ-FS”) is through indirect ownership.
  2.hi-ho, IIJ’s wholly owned consolidated subsidiary transferred its portion of services for corporate users to IIJ’s wholly owned consolidated subsidiary, IIJ-Tech in April 2008.
  3.IIJ has invested JPY 130 million in, and has established On-Demand Solutions, on April 2008 as its wholly-owned subsidiary providing on-demand printing services.

As of the end of FY2007, the number of consolidated subsidiaries was eight(8) and the number of equity-method investees was four(4).

(11) Major Business Lines

Our major business lines are to provide connectivity services and VAS, systems integration and equipment sales.

(12) Major Offices

Name	Address	Functions
IIJ	Headquarters	Chiyoda-ku, Tokyo
	Branch and sales offices	Osaka-shi, Nagoya-shi, Fukuoka-shi, Sapporo-shi, Sendai-shi, Toyama-shi, Hiroshima-shi, Yokohama-shi, Toyota-shi and Naha-shi
IIJ Technology Inc.	Headquarters	Chiyoda-ku, Tokyo
IIJ Financial Systems Inc.	Headquarters	Chiyoda-ku, Tokyo
Trust Networks Inc.	Headquarters	Chuo-ku, Tokyo
Net Care, Inc.	Headquarters	Chiyoda-ku, Tokyo
Net Chart Japan Inc.	Headquarters	Yokohama-shi, Kanagawa
hi-ho Inc.	Headquarters	Chiyoda-ku, Tokyo
GDX Japan, Inc.	Headquarters	Chiyoda-ku, Tokyo
IIJ America Inc.	Headquarters	California, the United States

(13) Employees

Number of employees	Change from the end of FY2006
1,373	+218

  (Note)
The above figures include employees and contracted employees and exclude employees seconded from other companies.

(14) Major Borrowings

Source	Balance
(JPY thousands)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	3,000,000
Mizuho Corporate Bank, Ltd.	2,900,000
Sumitomo Mitsui Banking Corporation	1,900,000
Mitsubishi UFJ Trust and Banking Corporation	1,200,000

2. Matters Regarding Shares of the Company

(1) Number of shares authorized: 377,600 shares

(2) Number of shares issued and outstanding: 206,478 shares

(Note)
The number of shares outstanding increased by 2,178 from the previous fiscal year end through the share exchanges that IIJ conducted to make two of its consolidated subsidiaries wholly owned effective May 11, 2007.

(3) Number of shareholders at the end of FY2007: 4,423

(4) Major shareholders:

Name	Number of shares held (shares)
Nippon Telegraph and Telephone Corporation	50,475
Hero and Company (Note)	21,585
Koichi Suzuki	12,787
Itochu Corporation	10,430
NTT Communications Corporation	10,200
Japan Trustee Services Bank, Ltd (Trust account)	9,194
The Master Trust Bank of Japan, Ltd (Trust account)	6,471
The Dai-ichi Mutual Life Insurance Company	6,365
Mizuho Corporate Bank, Ltd.	3,560
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	3,430

(Note)
Hero and Company is the nominee of The Bank of New York, which is the depositary of IIJ’s ADRs, and the number of shares held by Hero and Company is equivalent to the number of ADRs outstanding.

(5) Other important matters regarding shares

There is nothing to report on this subject.

3. Matters Regarding the Company’s Stock Acquisition Rights

(1)  Stock Acquisition Rights Granted to and Held by IIJ’s Officers in Compensation for Exercise of their Duties

Stock Acquisition Rights, stated in the below, were issued pursuant to Articles 280-19-1 of the Commercial Code of Japan.

Date of shareholders’ meeting	April 7, 2000
	Directors (excluding outside directors)	Outside directors	Company auditors
Number of granted people	5	-	-
Number of stock acquisition rights	60
Number of shares	300	-	-
Kind of stock	Shares of common stock
Issue value of new shares	JPY 2,163,418
Exercise term	From April 8, 2002 to April 7, 2010
Conditions for exercise
1　The awardees of the rights shall not assign, transfer, or pledge the awarded rights to any third party or dispose of the same in any manner.
2　Notwithstanding paragraph (1) above, in the event of the death of the awardee, its estate shall have the right to exercise the awardee’s rights.  Provided, however, that the life of such rights shall be (1) year after the date of death.
3　Conditions for exercise and matters of the subscription of rights determined shall be stated by the agreement on the award of subscription rights executed between the Company and its directors and employees.
4　Awardees of the rights shall be entitled to exercise the said rights, in full or in part, as long as they are officers or employees of the Company, its subsidiaries, or affiliates, companies 20% or more owned by the Company.

Date of shareholders’ meeting	June 27, 2001
	Directors (excluding outside directors)	Outside directors	Company auditors
Number of granted people	6	-	-
Number of stock acquisition rights	85	-	-
Number of shares	425	-	-
Kind of stock	Shares of common stock
Issue value of new shares	JPY 334,448
Exercise term	From June 28, 2003 to June 27, 2011
Conditions for exercise
1　The awardees of the rights shall not assign, transfer, or pledge the awarded rights to any third party or dispose of the same in any manner.
2　Notwithstanding paragraph (1) above, in the event of the death of the awardee, its estate shall have the right to exercise the awardee’s rights.  Provided, however, that the life of such rights shall be (1) year after the date of death.
3　Conditions for exercise and matters of the subscription of rights determined shall be stated by the agreement on the award of subscription rights executed between the Company and its directors and employees.
4　Awardees of the rights shall be entitled to exercise the said rights, in full or in part, as long as they are officers or employees of the Company, its subsidiaries, or affiliates, companies 20% or more owned by the Company.

(2)  Stock Acquisition Rights Granted to Employees in Compensation for Exercise of their Duties during the current Fiscal Year
There is nothing to report on this subject.

4. Matters Regarding Corporate Officers of the Company

(1) Directors and Company Auditors

Position in the Company	Name	Business in charge or representatives of other organizations
President	Koichi Suzuki	CEO Chairman and Representative Director of IIJ-Tech President of Net Care Chairman of the Board of IIJ-A President of Internet Multifeed Co. President of GDX Japan Chairman of hi-ho
Executive Vice President	Toshiya Asaba	Head of Engineering
Executive Vice President	Yoshiaki Hisamoto	Division Director of Administrative Department
Senior Managing Director	Hideshi Hojo	Division Director of Sales Department
Director	Takamichi Miyoshi	General Manager of Strategy Planning Division
Director	Akihisa Watai	CFO and General Manager of Finance Division
Director	Hiroyuki Hisashima	Division Director of Applied Research and Development Department
Director	Kazuhiro Tokita	Division Director of Solution Department
Director	Junichi Shimagami	Division Director of Network Service Department
Director	Yasurou Tanahashi	Advisor of NS Solutions Corporation
Director	Takashi Hiroi	Senior Manager of Corporate Management Strategy Division of Nippon Telegraph and Telephone Corporation (“NTT”)
Director	Yoshifumi Nishikawa	President of Japan Post Holdings Co., Ltd
Director	Junnosuke Furukawa	Advisor of The Furukawa Electric Co. ,LTD Chairman and representative director The Furukawa Ringyo Co. ,Ltd
Director	Senji Yamamoto	Vice chairman and representative director of IIJ-Tech President of IIJ-FS
Full-time company auditor	Junichi Tate
Company auditor	Masaki Okada	Attorney at law
Company auditor	Masaaki Koizumi	Japanese Certified Public Accountant Director of Life Net Insurance Inc.
Company auditor	Hirofumi Takahashi

(Notes)
1.  Business in charge or representatives of other organizations is stated as of March 31, 2008.
2.  Directors who assumed or left offices during the fiscal year ended March 31, 2008, are as follows:
Assumption of office: June 26, 2007
Director Junichi Shimagami
Retirement of office: September 6, 2007
Director Yoshifumi Nishikawa
3.  Yasurou Tanahashi, Takashi Hiroi and Junnosuke Furukawa are outside directors. Takashi Hiroi is an employee of NTT, and NTT is a major shareholder, holding 50,475 shares, of IIJ.
4.  Junichi Tate, Masaki Okada and Masaaki Koizumi are outside company auditors.
5.  Masaaki Koizumi, a company auditor, is a Japanese Certified Public Accountant and has extensive expertise in finance and accounting.

(2) Total Remuneration to Directors and Auditors

11 Directors: JPY 236,871 thousand (including JPY 9,600 thousand for 2 outside directors)
4 Auditors: JPY 20,373 thousand (including JPY 11,421 thousand for 3 outside company auditors)

(Note)
Remunerations include JPY 30,020 thousand paid for the reserve for directors’ and company auditors’ retirement benefits.

(3) Outside Directors and Auditors

(i) Important concurrent offices of executive directors and outside officers at other companies
This is as described in the list of (1) Directors and company auditors above.

(ii) Main activities during the current fiscal year

	Name	Principal Activities
Director	Yasurou Tanahashi	Attended 14 of the 14 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Director	Takashi Hiroi	Attended 14 of the 14 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Director	Yoshifumi Nishikawa	Attended 5 of the 7 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Director	Junnosuke Furukawa	Attended 13 of the 14 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Company auditor	Junichi Tate
Attended 14 of the 14 board of directors meetings held during the fiscal year and made comments from time to time to clarify the doubt point, and attended 14 of the board of company auditors held during the fiscal year. At these meetings, he exchanged opinions about audit results and conferred about important matters concerned audit as a full-time company auditor.

Company auditor	Masaki Okada
Attended 13 of the 14 board of directors meetings held during the fiscal year and made comments from time to time to clarify the doubt point, and attended 13 of the 14 board of company auditors held during the fiscal year. At these meetings, he exchanged opinions about audit results and conferred about important matters concerned audit.

Company auditor	Masaaki Koizumi
Attended 14 of the 14 board of directors meetings held during the fiscal year and made comments from time to time to clarify the doubt point, and attended all 14 of the board of company auditors held during the fiscal year. At these meetings, he exchanged opinions about audit results and conferred about important matters concerned audit.

(Notes)
1. The number of the board of directors meetings held during the fiscal year does not include a resolution by the board of directors by a letter or an electromagnetic means pursuant to Article 370 of the Corporation Law in Japan.
2. The principal activities of Yoshifumi Nishikawa, director, are of activities before his retirement from office on September 6, 2007.

(iii) Outline of liability limitation contracts
The Company has concluded agreements with outside directors and company auditors (excluding Junichi Tate) to indemnify them for personal liability as provided in Article 427, Paragraph 1 of the Company Law. The agreements stipulates that in the event outside directors and company auditors have acted good faith and without gross negligence, the outside director’s and company auditor’s liability to the Company shall be limited to JPY 10,000 thousand or the minimum amount of liability stipulated under Article 427, Section 1 of the Company Law, whichever is height.

(iv) Total amount of compensations received from the parent company or subsidiaries
There is nothing to report on this subject.

5. Accounting Auditors

(1)  Name of Accounting Auditor:

Deloitte Touche Tohmatsu

(2)  Accounting Auditor Remuneration during the fiscal year

(i)Remuneration for accounting auditor this fiscal year	JPY 88,662 thousand
(ii)Total cash or proceeds from other assets that should be paid by the Company or its subsidiaries	JPY 104,562 thousand

(Note)
The audit contract between the Company and the accounting auditor does not distinguish between remuneration paid for audits performed pursuant the Corporation Law in Japan, the Financial Products Exchange Law in Japan and an integrated audit in accordance with the standards of the PCAOB, remuneration paid for audits performed pursuant and since it is not practically possible to make such distinction, the above (i) amounts are totals.

(3) Non-audited operations

There is nothing to report on this subject.

(4) Policy for Dismal or Refusal to Rehire an Accounting Auditor

In addition to other conditions, the Company will consider dismissal or refusal to rehire an accounting auditor if it is determined that the accounting auditor violated or acted contrary to the Company Law, Certified Public Accountant Law, or related laws, or acted contrary to good public order or customs.

6. Policies and Systems of the Company

  (1) Systems for ensuring the compliance of directors with the law and articles of incorporation, and systems for ensuring the proper execution of other duties

The details of the resolution by the board of directors of the Company are as follows:

1. Systems for ensuring the compliance of directors and employees with the law and articles of incorporation in the execution of their duties
(1) The company will establish a code of ethics that sets for a standard of conduct and requires strict adherence to the law. In addition, the Company will establish regulations for applying the laws regarding the prevention of insider trading, the protection of personal information, among others.
(2) The company will establish a system for appointing the necessary personnel to ensure compliance with the law, and for consulting with lawyers and other experts outside the Company.
(3) The company will establish an internal reporting system for reporting any legal violations, and will maintain an internal notification system that enables people to contact the Board of Company Auditors while protecting the person reporting.
(4) An Office of Internal Audits under the direct control of the president will conduct internal audits on a regular basis, indicating where each division could improve compliance with the law, and overseeing the improvements.
(5) For legally required reports, ad hoc reports, and other types of releases, the Company will establish a Disclosure Committee whose members consist of directors, external directors, and auditors, and who will evaluate the content for appropriateness and completeness, and approve any material to be released.

2. Systems for Preserving and Managing Information Related to the Execution of Duties by Directors
(1) Basic policy and procedures regarding the handling of information assets will be set and followed in the handling of information and documents related to the execution of duties by directors (“performance information”), these policies and procedures will detail who is responsible for managing the information, how long the information is to be stored, how it is to be stored, measures for countering loss or leakage of the information, and proper management of the information. The management of this information will be reviewed on a regular basis.
(2) The company will create a system that ensures the proper filing of performance information (committing it to electronic storage when necessary), and that enables the quick verification of the existence, condition, and content of these documents. In addition, the system will allow people with the proper authority to view documents related to the auditors and others without delay.
(3) The duties related to the above fall under the jurisdiction of the Chief Information Security Officer and the Chief Document Management Officer.

3. Regulations Governing Risk Management and Other Systems
(1) The director that oversees the operation of each division will identify the risks defined by the governing regulations, evaluate these risks, and develop measures to counter these risks, as well as review them on a regular basis.
(2) For certain risk categories, a Review Committee will be established to evaluate the risk and to develop countermeasures.
(3) A Business Continuity Plan will be developed to address potential emergency situations.
(4) An internal auditor office under the direct control of the president will conduct internal audits on a regular basis, indicating where each division could improve operations, including risk management, and overseeing the improvements.
4. Systems for Ensuring the Efficient Execution of Duties by Directors
(1) A business plan for each fiscal year will be created in line with management objectives, and each operation will actively seek to achieve the goals put forth in the plan. In addition, regular progress reports will be submitted and reviewed to monitor progress on each target.
(2) In management of operations, all issues that should be decided by the board of directors in accordance with the Regulations of the board of directors will be strictly decided by the board, and as a basic rule of the decision-making process, sufficient documentation on the issue to be decided will be distributed to all board members in advance.
(3) In the execution of daily duties, authority will be delegated based on scope of authority regulations and division of duties regulations, and managers at each level will execute their duties while complying with the rules of the decision making process.
(4) To reinforce the board of directors’ authority, a certain number of people with notable management acumen will be appointed as external directors.
5. Systems for Ensuring the Proper Operation of Corporate Groups Formed by Subsidiaries
(1) Subsidiaries will be managed based on the subsidiary management regulations, which are the basic policy of subsidiary management, and an agreement will be made with the parent company regarding the management of the subsidiary.
(2) Subsidiaries will report on required items, and a system for consultation will be established.
(3) To impose internal control on important items, regulations governing the entire corporate group will be established, and subsidiaries will be required to comply with them.
(4) The Company’s Internal Audit Office will perform internal audits of subsidiaries.
6. Providing Assistance to Auditors
An Office of Internal Audits will be established and personnel appointed to internal audits on a full-time basis, and these personnel will work closely with the auditors.
7. Assistants to the Auditors will be Independent of the Directors
(1) The selection, appointment, and transfer of personnel assigned to the Office of Internal Audits will be done with full consideration of the opinion of the Board of Company Auditors.
(2) The Office of Internal Audits is under the direct control of the president.
8. Systems for Directors and Assistants to Report to Auditors, and Other Systems for Reporting to Auditors
(1) Directors and assistants will comply with the Regulations of the Board of Company Auditors, and they will provide the necessary reports on a regular basis or when requested by an auditor or the Board of Company Auditors.
(2) Deliberative bodies involved in important decision making, such as the Disclosure Committee, will include auditors as members.
9. Other Systems for Ensuring Effective Execution of Audits
(1) To ensure that the Board of Company Auditors can properly execute their duties, a sufficient budget will be created and the necessary external experts retained.
(2) To preserve the independence of the independent auditors, they are prohibited from engaging in specific non-auditing related services. In addition, the Board of Company Auditors must approve any auditing and auditing related services to be provided by the independent auditors.
(3) A financial expert will be appointed to one or more auditors.

(2) Basic Policy for Managing Corporations

There is nothing to report on this subject.

Consolidated Balance Sheets
As of March 31, 2008

(Unit: JPY thousands)
<ASSETS>
CURRENT ASSETS:
Cash and cash equivalent	11,470,980
Short term investment	12,181
Accounts receivable, net of allowance for doubtful accounts of JPY 24,667 thousand	12,255,163
Inventories	1,184,160
Prepaid expenses	2,005,274
Deferred tax assets	1,090,698
Other current assets, net of allowance for doubtful accounts of JPY 7,470 thousand	467,171
Total current assets	28,485,627
INVESTMENTS IN AND ADVANCES TO EQUITY METHOD INVESTEES, net of loan loss valuation allowance of JPY 16,701 thousand at March 31, 2007.	991,237
OTHER INVESTMENTS	2,363,770
PROPERTY AND EQUIPMENT, net of accumulated depreciation	11,740,210
INTANGIBLE ASSETS, net of accumulated depreciation	5,907,375
GUARANTEE DEPOSITS	2,037,165
Deferred tax assets	2,458,895
OTHER ASSETS, net of allowance for doubtful accounts of JPY 64,796 thousand	1,718,267
TOTAL	55,702,546

<LIABILITIES AND SHAREHOLDERS' EQUITY>
CURRENT LIABILITIES:
Short-term borrowings	9,150,000
Capital lease obligations—current portion	3,455,948
Accounts payable	7,895,238
Accrued expenses	994,138
Accrued retirement and pension costs	11,436
Other current liabilities	2,417,262
Total current liabilities	23,924,022
CAPITAL LEASE OBLIGATIONS—Noncurrent	4,738,359
ACCRUED RETIREMENT AND PENSION COSTS	1,101,951
OTHER NONCURRENT LIABILITIES	663,399
Total Liabilities	30,427,731
MINORITY INTEREST	294,102
COMMITMENTS AND CONTINGENCIES	―

<SHAREHOLDERS' EQUITY :>
Common stock—authorized, 377,600 shares; issued and outstanding, 206,478 shares 204,300 shares at March 31, 2007	16,833,847
Additional paid-in capital	27,611,737
Accumulated deficit	(19,555,489)
Accumulated other comprehensive income	90,618
Total shareholders' equity	24,980,713
TOTAL	55,702,546

Consolidated Statements of Income
From April 1, 2007 through March 31, 2008

(Unit: JPY thousands)
REVENUES:
Connectivity and value-added services:
Connectivity services(corporation use)	12,148,490
Connectivity services(home use)	5,429,955
Value-added services	9,546,254
Other	4,177,964
Total	31,302,663
Systems integration	34,018,093
Equipment sales	1,514,543
Total revenues	66,835,299
COST AND EXPENSES:
Cost of connectivity and value-added services	26,039,660
Cost of systems integration	25,543,168
Cost of equipment sales	1,299,793
Total cost	52,882,621
Sales and marketing	4,328,598
General and administrative	4,624,293
Research and development	240,423
Total cost and expenses	62,075,935
OPERATING INCOME	4,759,364
OTHER INCOME:
Interest income	63,030
Interest expense	(438,163)
Foreign exchange gains	1,409
Gains on sales and exchange of other investments -net	217,957
Losses on write-down of other investments	(288,643)
Other—net	46,715
Other income(expense)—net	(397,695)
INCOME FROM OPERATIONS BEFORE INCOME TAX BENEFIT, MINORITY INTERESTS AND EQUITY IN NET LOSS OF EQUITY METHOD INVESTEES	4,361,669
INCOME TAX BENEFIT	(861,414)
MINORITY INTERESTS IN EARNINGS OF SUBSIDIARIES	96,706
EQUITY IN NET LOSS OF EQUITY METHOD INVESTEES	(143,200)
NET INCOME	5,176,589

Consolidated Statements of Shareholders' Equity
From April 1, 2007 through March 31, 2008

(Unit: JPY thousands)
	Shares of Common Stock Outstanding	Common Stock	Additional Paid-in Capital	Accumulated Deficit
BALANCE, APRIL 1, 2007	204,300	16,833,847	26,599,217	(24,270,769)
Net income				5,176,589
Other comprehensive loss, net of tax
Total comprehensive income
Payment of dividends				(461,309)
Issuance of common stock related to share exchanges, net of issuance cost(Note)	2,178		1,012,520
BALANCE, MARCH 31, 2008	206,478	16,833,847	27,611,737	(19,555,489)

	Accumulated Other Comprehensive Income	Total
BALANCE, APRIL 1, 2007	949,709	20,112,004
Net income		5,176,589
Other comprehensive loss, net of tax	(859,091	(859,091)
Total comprehensive income		4,317,498
Payment of dividends		(461,309)
Issuance of common stock related to share exchanges, net of issuance cost(Note)		1,012,520
BALANCE, MARCH 31, 2008	90,618	24,980,713

(Note)
The number of shares outstanding increased by 2,178 through the share exchanges that IIJ conducted to make two of its consolidated subsidiaries wholly owned effective May 11, 2007.

Notes to Consolidated Financial Statements

1. Notes to Basic Significant Matters Regarding Presentation of Consolidated Financial Statements

1-1. Matters regarding scope of consolidation

(1) Number of consolidated subsidiaries and names of consolidated subsidiaries
     Number of consolidated subsidiaries: 8
     Names of consolidated subsidiaries: IIJ Technology Inc., Net Care,Inc.,
     IIJ America Inc., Net Chart Japan Inc., IIJ Financial Systems Inc, hi-ho Inc., GDX Japan,Inc.
     and Trust Networks Inc. From the fiscal year ended March 31, 2008, hi-ho Inc., which was purchased form Panasonic network services on June 1, 2007,GDX Japan Inc. and, which was invested in on April 9, 2007,and Trust Networks Inc. which was established on July 17, 2007 has been included to the consolidated subsidiaries.

1-2. Matters regarding equity method investees

(1) Number of equity method investees and names of major equity method investees
     Number of equity method investees: 4
     Names of major equity method investees: Internet Multifeed Co., Internet Revolution
     Inc. and Taihei Computer Co.,Ltd.
     The above-mentioned Taihei Computer Co.,Ltd. which was invested in on July 6, 2007 has been included to the equity method investee from the fiscal year ended March 31,2008.

1-3. Significant accounting policies

(1) Basis of presentation
The consolidated financial statements are prepared in accordance with generally acccepted accounting principles in the United States of America(US GAAP), pursuant to the provision of paragragh 1, Article 148 of Company Accounting Regulations in Japan. However, certain disclosures required under US GAAP are omitted pursuant to the same provision.
(2) Appraisal method and policy of assets
a. Securities
IIJ accounts for its securities in accordance with Statement of Financial Accounting Standards(SFAS) No.115, “Accounting for Certain Investments in Debt and Equity Securities”.
Available-for-sale securities are recorded at fair value as of the end of the fiscal year. Realized gain and losses are determined on the average cost method.
Nonmarketable equity and debt securities are determined on the cost method.
b. Inventries
Inventories consist mainly of network equipment purchased for resale and work-in-process for development of Internet network systems.
Network equipment purchased for resale is stated at the lower of cost, which is determined by the average-cost method, or market.
Work-in-process for development of network systems is stated at the lower of actual production costs, including overhead cost,　or market.
(3) Depreciation and amortization of property and equipment
Depreciation and amortization of property and equipment, are computed principally using the straight-line method. The useful lives for depreciation and amortization by major asset classes are as follows:
Data communications, office and other equipment 2 to 15 years
Leasehold improvements 3 to 15 years
Purchased software 5 years
Capitalized leases 4 to 7 years
(4) Leases
Capital leases, which meet specific criteria noted in SFAS No.13, “Accounting for Leases”, are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.
(5) Impairment of long-lived assets
Long-lived assets excluding goodwill, IIJ evaluates the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".
(6) Goodwill and intangible assets
   Goodwill is recognized primarily as the excess of the cost of an acquired shares of consolidated subsidiaries over the estimated fair value of the subsidiaries’ net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill (including equity method goodwill) and intangible assets that are deemed to have indefinite useful lives are not amortized, but are subject to impairment testing. Impairment testing is performed annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.Intangible assets with estimated useful lives are amortized over the respective estimated useful lives.
(7) Standard for allowance
    a. Allowance for doubtful accounts
An allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon the Company’s past credit loss experience and an evaluation of potential losses in the receivables outstanding.
b. Pension and severance indemnities plans
The Company has pension plans and /or severance indemnities plans. The cost of the pension plans and severance indemnities plans are accrued based on the fair value of those amounts determined as of the end of the fiscal year ended March 31, 2008, in accordance with SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" and SFAS No. 87, “Employers’ Accounting for Pensions.” The unrecognized net obligation at the date of initial application is being amortized over 21 years using the straight-line method.
(8) Revenue Recognition
Connectivity service and VAS revenues are billed and recognized monthly on a straight-line basis. Initial set up fees received in connection with connectivity services and VAS are deferred and recognized over the contract period.
Systems integration revenues are recognized when network systems and equipment are delivered and accepted by the customer. Systems integration service is subject to the Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” which was adopted as of April 1, 2004. The adoption of EITF No. 00-21 did not have any effect on the consolidated financial statements.
Equipment sales are reported on a gross or net basis in accordance with EITF Issue No. 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”. Revenues are recognized when equipments are delivered and accepted by the customer.
(9) Income Tax

       The provision for income taxes is based on earnings before income taxes and includes the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and income tax purposes and operating loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized.

(Changes in accounting method)

On April 2007, the Company adopted FASB interpretation No.48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interium periods, disclosure, and transition. The adoption of FIN No.48 didn’t have a material impact on the Company’s financial position or results of operations.

1-4. Change in Presentation
The following classification in revenues for connectivity services was changed in the year ended March 31, 2008. Dedicated access and Dial-up access in the former presentation were reclassified to Connectivity services (corporate use) and Connectivity services (home use) reflecting the Company’s acquisition of hi-ho, a company mainly engaged in the internet business for home use.

2. Notes to Consolidated Balance Sheet
Amount equivalent to accumulated depriciation and  amortization of property and equipment:  JPY 14,029,785 thousand

3. Notes to Consolidated Statements of Shareholders’ Equity
(1) Number of shares issued and outstanding as of March 31, 2008
Common stock 206,478 shares

(2) Dividend from surplus
(i) Amount of dividends paid
Resolution	Classes of stock	Total amount of dividends	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders held on June 28, 2007	Common stock	JPY 306,450 thousand	JPY 1,500	March 31, 2007	June 27, 2007
Board of Directors’ meeting held on November 12, 2007	Common stock	JPY 154,859 thousand	JPY 750	September 30, 2007	December 4, 2007

(ii) Dividends decleared during the year ended March 31, 2008 and to be paid during the next fiscal year.
Resolution	Classes of stock	Total amount of dividends	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders to be held on June 27, 2008	Common stock	JPY 206,478 thousand	JPY 1,000	March 31, 2008	June 30, 2008
(3) Number of common stock to be acquired by exercising stock acquisition rights outstanding as of March 31,2008
Common stock     2,575 shares
(4) Other Comprehensive Income
Other comprehensive income includes the balance of translation adjustments resulting from the translation of financial statements of a foreign subsidiary, unrealized gains or losses on available-for-sale securities, gains or losses on cash flow hedging derivative instruments and pension liability adjustments.

4. Notes to per share information
(1) Total shareholders’ equity per share: JPY 120,985
(2) Net income per share: JPY 25,100

5.  Subsequent events
There is nothing to report on this subject.

Non-consolidated Balance Sheet
As of March 31, 2008
(Unit: JPY thousands)
Assets		Liabilities
Item	Amount	Item	Amount
[Current assets]	[16,771,209]	[Current liabilities]	[12,499,981]
Cash and bank deposits	6,589,267	Accounts payable	2,661,418
Accounts receivable	7,512,276	Short-term borrowings	7,100,000
Products	17,198	Accounts payable - other	2,156,373
Work in process	54,316	Accrued expense	39,317
Store	66,811	Allowance for director’ bonus	12,000
Prepaid expenses	840,624	Accrued income taxes	52,770
Accounts receivable - other	72,316	Accrued consumption tax	192,881
Short-term loans	60,875	Advance received	1,019
Deferred tax assets	1,597,863	Deposits received	40,849
Other current assets	9,839	Advance received profit	238,805
Allowance for doubtful accounts	-50,176	Other current liabilities	4,549
		[Long-term liabilities]	[426,277]
[Non-current assets]	[19,992,858]	Long-term advance received profit	89,339
[Tangible non-current assets]	（1,474,210）	Reserve employees' retirement benefits	149,268
Leasehold improvements	712,365	Reserve for directors’ and company auditors’ retirement benefits	187,670
Data communication equipment and office equipment	1,816,045	Total Liabilities	12,926,258
Accumulated depreciation	-1,054,200	Net assets
(Intangible non-current assets)	（1,936,312）	[Shareholders’ equity]	[23,636,836]
Telephone rights	9,245	(Common stock)	(14,294,625)
Software	1,927,067	(Capital surplus)	(1,015,310)
(Investments and other assets)	（16,582,336）	Additional paid-in capital	1,015,310
Investment securities	1,430,416	(Retained earnings)	(8,326,901)
Shares of affiliated companies	11,472,778	Legal reserve	46,131
Long-term prepaid expenses	298,923	Other retained earnings	8,280,770
Guarantee deposits	1,403,999	Retained earnings brought forward	8,280,770
Other investments	633,168	[Valuation and translation adjustment] (Net unrealized holding gains or losses on securities)	[200,973] (200,973)
Deferred tax assets	1,407,696
Allowance for doubtful accounts	-64,644

		Total net assets	23,837,809
Total assets	36,764,067	Total liabilities and net assets	36,764,067

Non-consolidated Statement of Income
(From April 1, 2007 to March 31, 2008)

Item	Amount
[Total revenues]		41,992,440
[Total costs]		34,272,185
Total cost of revenues		7,720,255
[Total costs and expenses]		4,791,224
Operating income		2,929,031
[Non-operating income]
Interest and dividends income	49,900
Commissions received	22,598
Other non-operating income	83,476	155,974
[Non-operating expenses]
Interest expense	106,108
Amortization of new share issuing costs	35,624
Other non-operating expenses	71,564	213,296
Ordinary income		2,871,709

[Extraordinary income]
Gain on sales of investment securities	218,070
Other extraordinary income	694	218,764
[Extraordinary loss]
Loss on sales of non-current assets	12,827
Loss on valuation of investment securities	161,429
Loss on valuation of share of affiliate companies	669,433	843,802
Other extraordinary loss	113
Income before income taxes		2,246,671
Income tax current		16,064
Income tax deferred		-1,680,656
Net income		3,911,263

Non-consolidated Statements of Shareholders' Equity
(From April 1, 2007 through March 31, 2008)

	Shareholders’ equity
	Common stock	Capital surplus	Earned surplus
		Additional Paid-in Capital	Legal reserve	Other Earned surplus	Total Earned surplus
				Earned surplus brought forward
BALANCE, APRIL 1, 2007	14,294,625	-	-	4,876,947	4,876,947
Changes during the annual period
Issuance of common Stock (Note)	-	1,015,310	-	-	-
Payment of Dividends	-	-	-	-461,309	-461,309
Found of Legal reserve	-	-	46,131	-46,131	-
Net income	-	-	-	3,911,263	3,911,263
Net exchanges other than shareholders’ equity	-	-	-	-	-
The total amount of changes during the annual period	-	1,015,310	46,131	3,403,823	3,449,954
BALANCE, March 31, 2008	14,294,625	1,015,310	46,131	8,280,770	8,326,901

	Shareholders’ equity	Valuation and translation adjustments	Total net assets
	Total shareholders’ equity	Net unrealized holding gains or losses on securities
BALANCE, APRIL 1, 2007	19,171,572	659,591	19,831,163
Changes during the annual period
Issuance of common stock (Note)	1,015,310	-	1,015,310
Payment of Dividends	-461,309	-	-461,309
Found of Legal reserve	-	-	-
Net income	3,911,263	-	3,911,263
Net exchanges other than shareholders’ equity	-	-458,618	-458,618
The total amount of changes during the annual period	4,465,264	-458,618	4,006,646
BALANCE, March 31, 2008	23,636,836	200,973	23,837,809
(Note)
The number of shares outstanding increased by 2,178 through the share exchanges that IIJ conducted to make two of its consolidated subsidiaries wholly owned effective May 11, 2007.

Notes to non-consolidated financial statements

1.         Notes to Significant Matters Regarding accouting policies of Non-Consolidated Financial Statements

1-1.           Standards for valuation and recording of assets
(1) Valuation standards and methods for securities
Shares of subsidiaries and affiliates: stated at cost based on the moving average method.
Other securities:
  Marketable Securities:
Market value method based on the market price, etc. as of the end of the fiscal term (all of the changes resulting from the valuation are directly incorporated into capital, while the cost of the securities at the time of their sale is calculated using the moving average method.)
  Non-Marketable Securities:
stated at cost based on the moving average method.  Investments in limited liability investment partnerships and similar partnerships are accounted for by including the Company’s net equity in these investments based on the most recent statement of accounts available according to the report on financial accounts stipulated in investment partnership agreements.
(2) Valuation standards and methods for derivatives and others: market value method, in principle.
(3) Valuation standards and methods for inventories
Products and store: stated at cost based on the moving average method.
Work in process: specific-order cost method.

1-2.           Depreciation methods for assets
(1) Tangible assets
Declining balance method (However, the assets for rental services with definite service period are depreciated by Straight-line method.）
The depreciable asset whose acquisition value is 100,000 yen or more but less than 200,000 yen is depreciated in equal installments over three years.
    The numbers of useful years of main depreciable assets are as specified below:
Plant and buildings facilities annexed: 8-15 years
Tools, machines, instruments and equipments: 3-15 years
(2) Intangible assets
Straight line method
The software used by the Company is depreciated over the number of useful years for internal use, i.e., five years.

1-3.           Standards for recording of allowances
(1) Allowance for doubtful accounts
To prepare for possible losses resulting from non-payments of account receivables for trade and loans and others, an allowance is provided based on the percentage of actual credit losses incurred in the case of general receivables. In the case of credits for which the relevant debtors are likely to default and other certain credits, such allowance is based on the anticipated uncollectible amount after assessment of likelihood of non-payment of individual credit.
(2) Reserve for employees' retirement benefits
To prepare for payments of retirement benefits to employees, a reserve is provided based on the projected retirement benefits obligations and pension assets as of the end of the current fiscal term.
The difference arising from actuarial computations is amortized and expensed in the subsequent fiscal terms using the straight-line method over a certain number of years not exceeding the average number of remaining service years of the employees at the time of accrual of such payment (14 years).
(3) Reserve for directors’ and company auditors’ retirement benefits:
To prepare for payment of retirement benefits to full tame directors and company auditors, IIJ calculates the required amount based on regulation of directors’ and company auditors’ retirement benefits.

1-4.
In IIJ’s non-consolidated balance sheets as of March 31, 2008, “Accounts payable-Fixed assets” are included in “Accounts payable-other” in the Current liabilities whereas it was stated separately in IIJ’s non-consolidated balance sheets as of March 31, 2007, due to the decrease in materiality.

1-5.           Other significant accounting policies
(1) Accounting for lease transactions
Financing lease transactions, other than those in which ownership of the leased assets is deemed to transfer to the lessee, are recorded based on the same accounting method as is used for normal rental transactions.
(2) Treatment of deferred assets
New shares issuing costs are amortized in equal installments over three years.
(3) Accounting for important hedging transactions

The Company uses interest swaps in order to hedge the risk of changes in the interest rate on borrowing, pursuant to the internal rules prescribing limitations and maximum transaction volumes, etc. concerning derivative transactions.
Since interest swaps are accounted for according to special tax treatment, a validity assessment is omitted.
(4) Consumption tax
Consumption tax is separately recorded.

2.        Notes to Non-Consolidated balance sheet
Monetary claims and liabilities to subsidiaries
Short-term monetary claims:          JPY 512,427 thousand
Long-term monetary claims:           JPY 122,728 thousand
Short-term monetary liabilities: JPY 2,322,146 thousand

3.           Notes to Non-Consolidated statement of income
Transactions with subsidiaries
Revenues:  JPY   2,066,914 thousand
Purchases: JPY 13,338,660 thousand
Turnover from non-operating transactions: JPY 99,566 thousand

4.           Deferred tax accounting
Significant components of deferred tax assets and liabilities:

Deferred tax assets
Tax operating loss carry forward:	JPY 5,649,034	thousand
Impairment loss on investment securities:	561,964
Reserve for retirement directors’ and company auditors’ benefits:	76,382
Reserve for retirement employees’ benefits:	60,752
Impairment loss on subsidiaries’ securities:	651,082
Loss on sale of non-current assets:	63,148
Impairment loss of non-current assets:	20,717
Accrued enterprise taxes:	14,939
Others:	43,436
Subtotal of deferred tax assets:	7,141,454
Valuation allowance:	-3,997,959
Total of deferred tax assets:	3,143,495
Deferred tax liabilities
Unrealized gain on other securities:	137,936
Total of deferred tax liabilities:	137,936
Net amount of deferred tax assets:	JPY 3,005,559	thousand

5.           Notes regarding non-current assets under leasehold contracts
Information on finance leases that do not transfer ownership to the lessee
(1)	Amounts equivalent to acquisition cost, accumulated depreciation and net book value at March 31, 2008

	Amount equivalent to acquisition cost	Amount equivalent to accumulated depreciation and amortization	Amount equivalent to lease obligation
Data communication equipment and office equipment	8,636,550	3,932,519	4,704,031
Software	20,733	16,967	3,766
Total	8,657,283	3,949,486	4,707,797

(2)           Residual term of amount equivalent to lease obligation

Within one year	JPY 2,006,212	thousand
More than one year	JPY 2,805,166	thousand
Total	JPY 4,811,378	thousand

(3)           Lease expense, depreciation and amortization expense and interest expense

Lease expenses	JPY 2,079,404	thousand
Depreciation and amortization expense	JPY 1,929,325	thousand
Interest expense	JPY 158,863	thousand
(4)           Amount equivalent to depreciation and amortization of leased assets
The amount equivalent to depreciation and amortization is calculated if the leased asset was depreciated on a straight line basis for the lease term as its useful life with non residual value.

(5)	The difference between total lease payments and cost for acquisition of leased property and equipment is recorded as interest and distributed to each period using interest method.

6.	Notes regarding related party transactions

(1)           Transactions with subsidiaries

Attribute	Name	Business	Ownership	Relation with related parties		Nature of transaction	Amount of transaction (Thousand of Yen)	Account	Balance as of March 31, 2008 (Thousand of Yen)
				Collateral offices of directors	Business Relation
Subsidiary	IIJ Technology Inc.	Systems integration service Outsourcing service	100.0%	Yes	Customer and supplier	Purchase of operation and maintenance of network systems Purchase of construction of network systems	5,687,388 4,425,606*	Accounts payable	1,984,939
						Royalty charge and commissions received	78,122**	Accounts receivable-other	17,812

(2)            Transactions with other affiliated company’s subsidiary
Attribute	Name	Business	Ownership	Relation with related parties		Nature of transaction	Amount of transaction (Thousand of Yen)	Account	Balance as of March 31, 2007 (Thousand of Yen)
				collateral offices of directors	Business relation
Other affiliated company’s subsidiary	NTT Communications Corporation	Domestic and international telecommunications services	4.9%	No	Customer and supplier	Purchase of domestic and international telecommunications services	3,995,017***	Account payable Account payable -other	998 521,308
(Notes)
1. Consumption tax is excluded from the amounts of transaction and included in the amounts of balance as of March 31, 2007.
2. Terms and conditions of the above transactions:
* The cost and other conditions of purchase of network systems maintenance, operation and construction are determined by receiving an estimate for each purchase and in reference to the market price.
** Royalty charge and commissions are determined based on the previously defined rates and expenses in the contract.
*** Supplier and cost of purchase of domestic and international telecommunications lines is determined in the comparison with the other company’s estimates in consideration of the market price.

7.           Notes to per share information

(1)      Net assets per share: 115,449.63 yen
(2)      Net income per share:  18,964.62 yen

8.           Subsequent events
There is nothing to report on this subject.

(TRANSLATION)	Certified Copy

INDEPENDENT AUDITORS' REPORT

May 22, 2008

To the Board of Directors of Internet Initiative Japan Inc.:

Deloitte Touche Tohmatsu

Designated Partner,
Engagement Partner,
Certified Public Accountant:
Akio Shiino      (seal)

Designated Partner,
Engagement Partner,
Certified Public Accountant:
Takashi Yamaguchi  (seal)

We have audited the consolidated financial statements of Internet Initiative Japan Inc. (“the Company”) namely, the consolidated balance sheet, the consolidated statement of income, the consolidated statements of stockholders' equity and the notes to consolidated financial statements for the 15th fiscal year from April 1, 2006 to March 31, 2007, in accordance with paragraph 4, Article 444 of the Corporation Law. Responsibility as to the preparation of such consolidated financial statements lies with the management of the Company, and our responsibility is to express our opinion on the consolidated financial statements from an independent position.

We conducted our audit in accordance with the auditing standards generally accepted in Japan. Those auditing standards require that we obtain reasonable assurance that there are no material false representations in the consolidated financial statements. The audit is conducted on a test basis and includes the examination of representations in the consolidated financial statements as a whole, including the examination of the accounting principles adopted by the management and the method of application thereof and the evaluation of the estimate by the management. We have determined that, as a result of the audit, we have obtained a reasonable basis for giving an opinion.

We confirm that the consolidated financial statements referred to above fairly represent, in all material respects, the status of assets and earnings of the corporate group comprised of the Company and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in conformity with the accounting principles generally accepted in the United States under paragraph 1, Article 148 of the Company Accounting Regulations of Japan (refer to Note 1-3 (1) of “Notes to Basic Significant Matters Regarding Presentation of Consolidated Financial Statements” of the notes to consolidated financial statements).

Our firm or we in charge have no financial or other interest in the Company required to be stated by the provisions of the Certified Public Accountants Law.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

(TRANSLATION)	Certified Copy

INDEPENDENT AUDITORS' REPORT

May 22, 2008

To the Board of Directors of Internet Initiative Japan Inc.:

Deloitte Touche Tohmatsu

Designated Partner,
Engagement Partner,
Certified Public Accountant:
Akio Shiino      (seal)

Designated Partner,
Engagement Partner,
Certified Public Accountant:
Takashi Yamaguchi  (seal)

We have audited the non-consolidated financial statements of Internet Initiative Japan Inc. (“the Company”) namely, the balance sheet, the statement of income, the statements of changes in stockholders' equity, the notes to non-consolidated financial statements and the accompanying detailed statements for the 15th fiscal year from April 1, 2006 to March 31, 2007, in accordance with item 1, paragraph 2, Article 436 of the Corporation Law. Responsibility as to the preparation of such non-consolidated financial statements and the accompanying detailed statements lies with the management of the Company, and our responsibility is to express our opinion on the non-consolidated financial statements and the accompanying detailed statements from an independent position.

We conducted our audit in accordance with the auditing standards generally accepted in Japan. Those auditing standards require that we obtain reasonable assurance that there are no material false representations in the non-consolidated financial statements and the accompanying detailed statements. The audit is conducted on a test basis and includes the examination of representations in the non-consolidated financial statements and the accompanying detailed statements as a whole, including the examination of the accounting principles adopted by the management and the method of application thereof and the evaluation of the estimate by the management. We have determined that, as a result of the audit, we have obtained a reasonable basis for giving an opinion.

We confirm that the non-consolidated financial statements and the accompanying detailed statements referred to above fairly represent, in all material respects, the status of assets and earnings for the period, for which the non-consolidated financial statements and the accompanying detailed statements were prepared, in conformity with the accounting standards generally accepted in Japan.

Our firm or we in charge have no financial or other interest in the Company required to be stated by the provisions of the Certified Public Accountants Law.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

(TRANSLATION)
Certified Copy

Audit Report

The Board of Company Auditors, upon deliberation, prepared this audit report regarding the performance of duties of the Directors of the Company during the 16th fiscal year from April 1, 2007 to March 31, 2008, based on the audit reports prepared by each Company Auditor, and hereby reports as follows:

1.  Auditing Method Employed by Company Auditors and the Board of Company Auditors and Details Thereof
The Board of Company Auditors established an auditing policy and auditing plans, including the assignment of the duties, etc., of each Company Auditor, received from each Company Auditor reports on the execution of audits and the results thereof and, in addition, received from the Directors, etc. and the Independent Auditors reports on the performance of their duties and, when necessary, requested explanations regarding such reports.

In accordance with the auditing standards for Company Auditors established by the Board of Company Auditors, and based on the auditing policy and the assignment of duties, etc., each Company Auditor has taken steps to facilitate communication with the Directors and the Internal Audit Department as well as other employees, and has endeavored to gather information and create an improved environment for auditing.  Each Company Auditor also attended meetings of the Board of Directors and other important meetings, received from the Directors, employees and other related persons reports on the performance of their duties and, when necessary, requested explanations regarding such reports.  In addition, each Company Auditor inspected important authorized documents and associated information, and examined the business and financial position of the Company at the head office and main branch offices of the Company.  Furthermore, each Company Auditor monitored and examined the content of resolutions made by the Board of Directors concerning the establishment of systems to ensure that the performance of duties by the Directors will be in compliance with laws and regulations of Japan and with the Company’s Articles of Incorporation and other systems as provided in Article 100, Paragraphs 1 and 3 of the Company Law Enforcement Regulations to ensure that the Company’s operation will be conducted appropriately and the status of such systems established by such resolutions (internal control systems).

As for the subsidiaries of the Company, each Company Auditor has taken steps to facilitate communication with the directors and Company Auditors and other related persons of the subsidiaries and to share information among them and, when necessary, received reports from the subsidiaries regarding their businesses.  Based on the foregoing method, we examined the business report and the supplementary schedules for this fiscal year.

In addition, the Company Auditors also audited and examined whether the independent auditors maintain their independence and carry out audits in an appropriate manner.  The Company Auditors received from the Independent Auditors reports on the performance of their duties and, when necessary, requested explanations regarding those reports.  The Company Auditors also received notification from the Independent Auditor that it has taken steps to improve the “System to Ensure Appropriate Execution of the Duties of the Independent Auditors” (as enumerated in each item of Article 159 of the Company Calculation Regulations) in compliance with the “Quality Control Standards Relating to Auditing” (adopted by the Business Accounting Deliberation Council on October 28, 2005), etc.  When necessary, the Company Auditors requested explanations on such notification.  Based on the foregoing method, the Company Auditors reviewed the financial statements for this fiscal year (non-consolidated balance sheet, non-consolidated statements of income, non-consolidated statements of changes in shareholders’ equity and notes to the non-consolidated financial statements) and supplementary schedules thereto and the consolidated financial statements for this fiscal year (consolidated balance sheet, consolidated statements of income, consolidated statement of changes in shareholder’s equity and notes to the consolidated financial statements).

2.  Audit Results

(1)        Audit Results on the Business Report, etc.
A.
In our opinion, the business report and the supplementary schedules fairly represent the Company’s condition in conformity with the applicable laws and regulations of Japan as well as the Articles of Incorporation of the Company.

B.
With respect to the execution of duties by the Directors, we have found no evidence of misconduct or material facts in violation of the applicable laws and regulations of Japan or the Articles of Incorporation of the Company in the course of the execution of duties of the Directors.

C.	In our opinion, the content of the resolutions made by the Board of Directors regarding the internal control systems is appropriate, and furthermore, we have not found anything to be pointed out on the performance of duties of the Directors concerning the internal control systems.

(2)        Results of Audit of the Financial Statements and Supplementary Schedules
In our opinion, the method and results of the audit employed and rendered by Deloitte Touche Tohmatsu, the Independent Auditor, are fair and reasonable.

(3)        Results of Audit of the Consolidated Financial Statements
In our opinion, the method and results of the audit employed and rendered by Deloitte Touche Tohmatsu, the Independent Auditor, are appropriate.

May 27, 2008
Board of Company Auditors
Internet Initiative Japan Inc.

Full-time Company Auditor　                       Junichi Tate        (seal)
Company Auditor                                        Masaki Okada        (seal)
Company Auditor                                        Masaaki Koizumi    (seal)
Company Auditor                                        Hirofumi Takahashi (seal)

Note: Full-time Company Auditor, Junichi Tate, and two Company Auditors, Masaki Okada and Masaaki Koizumi, are outside auditors as provided in Article 2, Item 16, and Article 335, Paragraph 3 of the Company Law.

Reference Documents for the Ordinary General Meeting of Shareholders

Agenda of the meeting and reference matters:

Item 1:           Appropriation of Retained Earnings
The Company endeavors to return profits to shareholders through the continuous and stable distribution of dividends while giving consideration to the employment of retained earnings for the enhancement of the Company’s financial condition, the mid-term expansion of its business and the development of new business.
Based on the policy described above, considering the stable development of profit earning sources of the Company, the Company proposes that dividends be distributed as follows.
When this Item 1 is approved and resolved as proposed, the annual amount of the dividends for this fiscal period will be 1,750 yen per share, including the interim dividend which was paid in the amount of 750 yen per share in December 2007, which represents an increase of 250 yen per share from the previous fiscal period.

1. Type of dividend property
Cash
2. Matters concerning allocation and total amount of dividend property
The Company proposes to pay ¥1,000 per share of common stock.  In this case, the total amount of dividends is ¥206,478,000.
3. Effective date of dividend payment
The Company proposes June 30, 2008 as the effective date of the dividend payment.

Item 2:           Partial Amendments to the Articles of Incorporation
Approval is requested to amend parts of the present Articles of Incorporation, as follows:
1. Reason for amendments
(1) The Company proposes to establish a new provision that will enable the Company to acquire its own shares by way of a resolution of the Board of Directors (Article 8), so as to allow the Company to acquire its own shares flexibly in response to its business or financial conditions and other situations, in accordance with Article 165, Paragraph 2 of the Companies Act.
(2) Furthermore, due to the addition of the foregoing article, subsequent articles will be renumbered accordingly.

2. Content of amendments
The content of the amendments are as follows:
Present Articles	Proposed Articles
[New Provision]
(Acquisition of Own Shares)
Article 8.
 In accordance with Article 165, Paragraph 2 of the Companies Act, the Company may acquire its own shares through market transactions or other methods by resolution of the Board of Directors.

Article 8. | [Provisions omitted] Article 34.	Article 9. | [Unchanged] Article 35.

  Item 3:         Election of Eight Directors
Since the term of office of six (6) incumbent Directors, Takamichi Miyoshi, Akihisa Watai, Yoshiaki Hisamoto, Yasurou Tanahashi, Takashi Hiroi and Senji Yamamoto will expire and Mr. Hiroyuki Hisashima will retire from his position as of the close of this ordinary general meeting of shareholders, it is proposed that six (6) Directors are reappointed and two (2) new Directors are elected in order to enhance the management structure of the Company.
The candidates for Directors are as follows:

Candidate	Name	Careers & Current Positions in and Outside the	Number of Shares Owned
No.	Date of Birth	Company
	Takamichi Miyoshi	Apr. 1993 Joined the Company
	May 5, 1963	June 2002 Director of the same
1		Apr. 2004 General Manager, Strategy Planning Division of the same	385
June 2004 General Manager, Strategy Planning Division and Information Security Management officer of the same
June 2004 ctor of the same
to,Yasuro Tanahashi,Takashi Hiroi,Senji Yamamoto(Current position)
	Akihisa Watai	Apr. 1989 Joined The Sumitomo Bank, Ltd.
	September 30, 1965	(Currently Sumitomo Mitsui Banking Corporation)
Aug. 1996 Temporarily transferred to the Company
2		Feb. 2000 Joined the Company	42
Apr. 2004 General Manager, Finance Division of the same(Current position)
June 2004 Director of Chief Financial Officer
(Current position)
	Yoshiaki Hisamoto December 14, 1954	Apr. 1978 Joined Nippon Telegraph and Telephone Public Corporation
July 1999 Senior Manager, Global Business
Department and Corporate Planning
Department of NTT
3		Communications Corporation	0
June 2005 Senior Manager, Accounts and Finance
Department of the same
June 2006 Executive Vice President of the
Company(Current position)
	Yasurou Tanahashi	Apr. 1963 Joined The Fuji Iron & Steel Co., Ltd.
	January 4, 1941	(Currently Nippon Steel Corporation)
Apr. 2000 Representative Director & President
Nippon Steel Information &
Communication System Inc.
(Currently NS Solutions Corporation)
4		Apr. 2001 Representative Director & President of NS Solutions Corporation	0
Apr. 2003 Chairman of the same
June 2004 Director of the Company
(Current position)
May 2005 Chairman of Japan
Information Technology Services
Industry Association
June 2007 Advisor of NS Solutions Corporation
(Current position)

Candidate	Name	Careers & Current Positions in and Outside the	Number of Shares Owned
No.	Date of Birth	Company
	Takashi Hiroi February 13, 1963	Apr. 1986 Joined Nippon Telegraph and Telephone Public Corporation
		Apr. 2002 Senior Manager, Department 4 of the same
		July 2002 Senior Manager, Department 1 of the same
5		June 2004 Director of the Company	0
		(Current position)
		May 2005 Senior Manager, Corporate
		Management Strategy Division of
		Nippon Telegraph and Telephone
		Corporation (Current position)
	Senji Yamamoto	Apr. 1970 Joined Sony Corporation
	April 14, 1946	Jan. 1998 President of Sony Communication
		Network Corporation
		(Currently So-net Entertainment
		Corporation)
		Jun. 2000 President and CEO of the same
		Oct. 2005 Director of IIJ Technology Inc.
6		Apr. 2006 Director of IIJ Financial Systems	6
		Corporation
		June 2006 Director of the Company
		(Current position)
		Vice Chairman and Representative of
		IIJ Technology Inc.
		(Current position)
		President of IIJ Financial Systems
		Corporation
		(Current position)
	Kiyoshi Ishida	Apr. 1985 Joined SEIKO systems Inc.
7	November 22, 1960	(Currently SEIKO Precision Inc.)	24.1
		Mar. 1996 Joined the Company
		Apr. 2005 Division Director, SEIL Business Unit of the same (Current position)
	Shingo Oda	Apr. 1970 Joined Yokokawa Hewlett-Packard
	November 8, 1944	(Currently Hewlett-Packard Japan, Ltd)
8		Feb. 2002 Executive Vice President of	0
		Hewlett-Packard Japan, Ltd
		May 2005 President of the same

(Notes)
(a) There is no special interest between the candidates and the Company.
(b) Mr. Yasurou Tanahashi is a candidate for Outside Director.  Since he has established a prominent career as a corporate manager and has abundant experience and profound knowledge of management, the Company proposes to appoint him as a candidate for Outside Director to enhance the supervisory functions of management.  He is presently an Outside Director of the Company, and his total term of office as an Outside Director will be four (4) years at the close of this Ordinary General Meeting of Shareholders.  The Company, pursuant to the Articles of Incorporation of the Company, entered into a Liability Limitation Agreement (Article 427, Paragraph 1 of the Companies Act) with him which limits the liability provided for in Article 423, Paragraph 1 of the Companies Act to the higher of either 10 million yen or the amount prescribed in Article 427, Paragraph 1 of the Companies Act, provided that he is bona fide and without gross negligence in performing his duties.  As the said Liability Limitation Agreement will terminate upon the expiration of his current term of office as an Outside Director, a new Liability Limitation Agreement providing the same is scheduled to be entered into after his assumption of the office of Outside Director.
(c) Mr. Takashi Hiroi is a candidate for  Outside Director.  Since he is a Senior Manager of the Midterm Corporate Management Strategy Division of Nippon Telegraph and Telephone Corporation and has abundant experience and profound knowledge of the management of telecommunications businesses, the Company proposes to nominate him as a candidate for Outside Director to enhance the supervisory functions of management.  He is presently an Outside Director of the Company, and his total term of office as an Outside Director will be four (4) years at the close of this Ordinary General Meeting of Shareholders.  The Company, pursuant to the Articles of Incorporation of the Company, entered into a Liability Limitation Agreement (Article 427, Paragraph 1 of the Companies Act) with him which limits the liability provided for in Article 423, Paragraph 1 of the Companies Act to the higher of either 10 million yen or the amount prescribed in Article 427, Paragraph 1 of the Companies Act, provided that he is bona fide  and without gross negligence in performing his duties.  As the said Liability Limitation Agreement will terminate upon the expiration of his current term of office as an Outside Director, a new Liability Limitation Agreement providing the same is scheduled to be entered into after his assumption of the office of Outside Director.
(d) Mr. Shingo Oda is a candidate for Outside Director.  Since he has established a prominent career as a corporate manager and has abundant experience and profound knowledge of management, the Company proposes to appoint him as a candidate for the office of Outside Director to enhance the supervisory functions of management.  The Company, pursuant to the Articles of Incorporation of the Company, plans to enter into a Liability Limitation Agreement (Article 427, Paragraph 1 of the Companies Act) with him which limits the liability provided for in Article 423, Paragraph 1 of the Companies Act to the higher of either 10 million yen or the amount prescribed in Article 427, Paragraph 1 of the Companies Act, provided that he is bona fide and without gross negligence in performing his duties after his assumption of the office of Outside Director.
(e) The shares of the Company owned by the candidates for directors are stated as of May 27, 2008. The number of the shares of the Company owned by Mr. Kiyoshi Ishida are held through the employee stock holding association of IIJ.  If this Item 3 is approved by the shareholders and he assumes the office of Director, pursuant to the regulations of the employee stock holding association of IIJ, the necessary procedures for his withdrawal from the association, such as the withdrawal of equity, etc., will be conducted.

  Item 4:          Election of Three Auditors
Since the term of office of three (3) incumbent Company Auditors, Junichi Tate, Masaki Okada and Masaaki Koizumi will expire at the close of this ordinary general meeting of shareholders, it is proposed that the three (3) Company Auditors are reappointed.
Prior to the submission of this proposed item, we have already obtained the consent of the Board of Company Auditors.
The candidates for the Company Auditors are as follows:

Candidate	Name	Careers & Current Positions in and Outside the	Number of
No.	Date of Birth	Company	Shares Owned
	Junichi Tate	Apr. 1974 Joined The Dai-ichi Mutual Life
	November 6, 1949	Insurance Company
Apr. 2002 General Manager, International
Corporate Relations Department of the
1		same	0
Apr. 2006 Staff General Manager, Corporate
Planning Department No.2 of the same
June 2006 Full-time Company Auditor of
the CompanyJune 2004 ctor of the same
to,Yasuro Tanahashi,Takashi Hiroi,Senji Yamamoto(Current position)

Candidate	Name	Careers & Current Positions in and Outside the	Number of
No.	Date of Birth	Company	Shares Owned
2	Masaki Okada	Apr. 1988 Admitted, Daini Tokyo Bar Association
	January 9, 1959	and joined Ishii Law Office
Aug. 1997 Partner of the same (Current Position)
		June 2004 Company Auditor of the Company	0
(Current position)
Apr. 2007 Sub-Chairman of Daini Tokyo Bar
Association
3	Masaaki Koizumi	Oct. 1987 Joined Eiwa & Co.(Currently Azusa & Co.)
	December 4, 1954	Sep. 2003 Retired Asahi & Co.(Currently Azusa & Co.)
Oct. 2003 Established Koizumi CPA Office
		(Current position)	0
June 2004 Company Auditor of the Company
(Current position)
Mar. 2008 Director of Lifenet Insurance Company
(Current position)
 (Notes)
(a) There is no special interest between the candidates and the Company.
(b) Mr. Junichi Tate is a candidate for Outside Company Auditor. Although he has not engaged in the Company’s management other than being an Outside Company Auditor, he is believed to execute the duties of an Outside Company Auditor properly in view of his long career in the finance business, and the Company’s expectations for his supervisory duties are based on his extensive experience and knowledge. He is presently an Outside Company Auditor of the Company, and his total term of office as an Outside Company Auditor will be two (2) years at the close of this Ordinary General Meeting of Shareholders.
(c) Mr. Masaki Okada is a candidate for the office of Outside Company Auditor. Although he has not engaged in the Company’s management other than being an Outside Company Auditor, he is believed to execute the duties of an Outside Company Auditor properly in view of his experienced professional career as a lawyer. He is presently an Outside Company Auditor of the Company, and his total term of office as an Outside Company Auditor will be four (4) years at the close of this Ordinary General Meeting of Shareholders.  The Company, pursuant to the Articles of Incorporation of the Company, entered into a Liability Limitation Agreement (Article 427, Paragraph 1 of the Companies Act) with him which limits the liability provided for in Article 423, Paragraph 1 of the Companies Act to the higher of either 10 million yen or the amount prescribed in Article 427, Paragraph 1 of the Companies Act, provided that he is bona fide  and without gross negligence in performing his duties.  As the said Liability Limitation Agreement will terminate upon the expiration of his current term of office as an Outside Company Auditor, a new Liability Limitation Agreement providing the same is scheduled to be entered into after his assumption of the office of Outside Company Auditor.
(d) Mr. Masaaki Koizumi is a candidate for the office of Outside Company Auditor. Although he has not engaged in the Company’s management other than being an Outside Company Auditor, he is believed to execute the duties of an Outside Company Auditor properly in view of his experienced professional career as a certified public accountant. He is presently an Outside Company Auditor of the Company, and his total term of office as an Outside Company Auditor will be four (4) years at the close of this Ordinary General Meeting of Shareholders.  The Company, pursuant to the Articles of Incorporation of the Company, entered into a Liability Limitation Agreement (Article 427, Paragraph 1 of the Companies Act) with him which limits the liability provided for in Article 423, Paragraph 1 of the Companies Act to the higher of either 10 million yen or the amount prescribed in Article 427, Paragraph 1 of the Companies Act, provided that he is bona fide and without gross negligence in performing his duties.  As the said Liability Limitation Agreement will terminate upon the expiration of his current term of office as an Outside Company Auditor, a new Liability Limitation Agreement providing the same is scheduled to be entered into after his assumption of the office of Outside Company Auditor.

Item 5:        Grant of Bonus to Directors
It is proposed that bonus in the aggregate amount of 12 million yen be granted to the nine (9) full-time directors as of the end of this fiscal period(the 16th term), in comprehensive consideration of the business results, etc. for this fiscal period.
In addition, the determination of the specific amount of the above-mentioned bonus for each director, the timing and method of the payment, etc. should be left to the discretion of the Board of Directors.

Item 6:        Amendment to the Amount of Remuneration, etc. given to Directors andAuditors
The amount of the remuneration for the Directors and Company Auditors of the Company was approved, in the case of the Directors, to be an annual total amount of 300 million yen or less by a resolution made at the 7th Ordinary General Meeting of Shareholders held on May 31, 1999, and in the case of the Comapny Auditors, to be an annual total amount 100 million yen or less by a resolution made at the 3rd Ordinary General Meeting of Shareholders held on June 16, 1995. These resolutions are currently in effect and in force.  However, due to the enforcement of the Companies Act, the financial profits received from a kabushiki kaisha as remuneration, bonus and other consideration for the performance of services are prescribed as “remuneration, etc.”
Accordingly, from now on, the Company would like to pay bonuses to the Directors within the framework of the annual remuneration, etc.  It is hereby proposed that, taking into consideration the increase in the number of Directors and various other factors, the amount of the annual remuneration, etc. (including bonuses) for the Directors be revised to “500 million yen or less.”
Moreover, the Company would like to establish the amount of the remuneration, etc. (including bonuses) for the Company Auditors in the same amount as that paid previously, i.e., “100 million yen or less.”
Furthermore, the amount of the remuneration, etc. for the Directors who provide services to the Company as employees will not include the salary and bonuses paid to them in their capacity as employees, as per the previous policy, and also the amount of the remuneration, etc. for Directors and Company Auditors do not include the retirement allowance.
In addition, currently there are thirteen (13) Directors (including three (3) Outside Directors) and four (4) Company Auditors, but if the Items 3 and 4 are approved and resolved as proposed, the number of Directors will be fourteen (14) (including four (4) Outside Directors) and the number of Company Auditors will be four(4).

Item 7:        Grant of Retirement Allowance to a Retired Director
A retirement allowance, within the scope of the appropriate amount based on the specific standards prescribed by the Company, should be awarded to Mr. Hiroyuki Hisashima, a Director who will retire from his position as of the close of this ordinary general meeting of shareholders, in order to reward his efforts during his term of office.  The determination of the specific amount of such retirement allowance, the timing and method of the payment, etc., should be left to the discretion of a conference of the Board of Directors.
The summary of the career history of the retired director is as follows:

Name	Careers
Hiroyuki Hisashima	Apr. 2005 Director of the Company(Current position)

END